Exhibit 3.5

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

QUARK PHARMACEUTICALS, INC.

Daniel Zurr and Robert L. Jones certify that:

1.           They are the Chief Executive Officer and Secretary of Quark Pharmaceuticals, Inc., a California corporation.

2.           The Articles of Incorporation of this corporation are amended and restated to read in full as follows:

I

The name of this corporation is Quark Pharmaceuticals, Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

Classes of Stock.  This corporation is authorized to issue one class of shares to be designated common stock.  The total number of shares of common stock this corporation shall have authority to issue is 100,000,000, all of which shall be designated as “Class A Common Stock Voting” (the “Common Stock”).  The par value of each share of Common Stock is $U.S. 0.001 per share.  All of the shares of preferred stock were converted to Common Stock as of _____________.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its shareholders, as the case may be, it is further provided that:

1.

1.           Voting Rights and Directors.

(a)          Voting Rights.

(i)           Cumulative Voting.  Shareholders of this corporation shall not be entitled to cumulate their votes at any election of directors of this corporation.   The provisions of this Section 1(a)(i) shall become effective only when the corporation becomes a listed corporation within the meaning of Section 301.5 of the California Corporations Code.

(ii)          Action by Shareholders.  No action shall be taken by the shareholders of the corporation except at an annual or special meeting of shareholders called in accordance with the Bylaws, and no action shall be taken by the shareholders by written consent or electronic transmission.

(b)          Board of Directors and Bylaw Amendments.

(i)           Number.   Subject to Article III, Section 1(b)(v), the number of directors which shall constitute the Board of Directors shall be fixed in accordance with the Bylaws of the corporation.

(ii)          Election.  Except as set forth below, directors shall be elected at each annual meeting of shareholders for a term of one year.  Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(iii)         Vacancies.  Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the shareholders, except as otherwise provided by law and by the Bylaws of the corporation, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

(iv)         Bylaw Amendments.   The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation, provided, however, that a bylaw specifying or changing a fixed number of directors or the maximum or the minimum number or changing from a fixed to a variable board or vice versa may only be adopted by the affirmative vote of a majority of the outstanding shares of the corporation entitled to vote.  The shareholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Amended and Restated Articles of Incorporation, and subject to the preceding sentence regarding the amendment of a bylaw specifying or changing a fixed number of directors or the maximum or the minimum number or changing from a fixed to a variable board or vice versa, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

2.

(v)           Outside Directors.  So long as the corporation is subject to Sections 239-249A of the Israeli Companies law, the number of directors which shall constitute the Board of Directors shall at all times include at least two (2) directors (the “Outside Directors”) elected or to be elected by the shareholders of the corporation in accordance with the Bylaws of the corporation, with such Outside Directors meeting all of the requirements and qualifications of Outside Directors as set forth in the Bylaws of the corporation.  Outside Directors may be removed in the manner consistent with the Bylaws of the corporation and the California Corporations Code. Without limiting the foregoing, at any election to fill the office of an Outside Director, only a person then serving in the office of an Outside Director may qualify for election to such office unless (A) such person refuses or is unable to serve again as an Outside Director or (B) such person has previously been elected as an Outside Director for three (and not more than three) consecutive one-year terms, in which case a person not serving in the office of an Outside Director may qualify for election to such office. Where there is no such person then serving in the office of an Outside Director who may qualify for election to such office, the vacancy shall be filled in accordance with the Bylaws of the corporation.

IV

1.           Limitation of Directors’ Liability.  The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2.           Indemnification of Corporate Agents.  This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this corporation and its shareholders.

3.           Repeal or Modification.  Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right or protection of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.

3.           The foregoing amendment and restatement of the Articles of Incorporation have been duly approved by the Board of Directors.

3.

4.           The foregoing amendment and restatement of the Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code.  The total number of outstanding shares of Class A Common Stock Voting of the corporation is 3,388,530, of the Series A Preferred is 967,497, of the Series B Preferred is 4,219,914, of the Series C Preferred is 1,568,692, of the Series D Preferred is 5,439,413, of the Series E Preferred is 2,050,820, of the Series F Preferred is 1,143,764, of the Series G Preferred is 10,489,511 and of the Series H Preferred is 7,700,000.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The vote required was (i) a majority of the outstanding shares of the Series H Preferred Stock, voting as a single class, (ii) a majority of the outstanding shares of the Series G Preferred Stock, voting as a single class, (iii) a majority of the outstanding shares of the Preferred Stock, voting as a single class on an as-converted to Class A Common Stock basis, and (iv) a majority of the outstanding shares of the capital stock of the corporation entitled to vote, voting as a single class on an as-converted to Class A Common Stock basis.

[The Remainder of This Page Intentionally Left Blank]

4.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  _________________, 2011

Daniel Zurr
President

Robert L. Jones
Secretary